EXHIBIT 11.01

MARTIN MARIETTA MATERIALS, INC. AND CONSOLIDATED SUBSIDIARIES

COMPUTATION OF EARNINGS PER SHARE

For the Three and Nine Months Ended September 30, 2003 and 2002
(Dollars in Thousands, Except Per Share Data)

	Three Months Ended
	September 30

	2003	2002

Earnings from continuing operations	$45,540	$38,811
(Loss) earnings on discontinued operations	(20)	114

Net earnings	$45,520	$38,925

Weighted average number of common shares outstanding:
Basic	48,922,858	48,820,079
Effect of dilutive securities	266,870	135,180

Diluted	49,189,728	48,955,259

Net earnings per common share:
Basic from continuing operations	$0.93	$0.80
Discontinued operations	—	—

	$0.93	$0.80

Diluted from continuing operations	$0.93	$0.80
Discontinued operations	—	—

	$0.93	$0.80

EXHIBIT 11.01

MARTIN MARIETTA MATERIALS, INC. AND CONSOLIDATED SUBSIDIARIES

COMPUTATION OF EARNINGS PER SHARE

For the Three and Nine Months Ended September 30, 2003 and 2002
(Dollars in Thousands, Except Per Share Data)

	Nine Months Ended
	September 30

	2003	2002

		(Restated)
Earnings from continuing operations before the cumulative effect of change in accounting principle	$71,981	$73,329
(Loss) earnings on discontinued operations	(829)	8,409
Cumulative effect of change in accounting for asset retirement obligations	(6,874)	—
Cumulative effect of change in accounting for intangible assets	—	(11,510)

Net earnings	$64,278	$70,228

Weighted average number of common shares outstanding:
Basic	48,906,598	48,692,654
Effect of dilutive securities	213,354	149,905

Diluted	49,119,952	48,842,559

Net earnings per common share:
Basic from continuing operations before cumulative effect of change in accounting principle	$1.47	$1.51
Discontinued operations	(0.02)	0.17
Cumulative effect of change in accounting principle	(0.14)	(0.23)

	$1.31	$1.45

Diluted from continuing operations before cumulative effect of change in accounting principle	$1.47	$1.50
Discontinued operations	(0.02)	0.17
Cumulative effect of change in accounting principle	(0.14)	(0.23)

	$1.31	$1.44